                                                                   EXHIBIT 10.24


                        AMERIVISION COMMUNICATIONS, INC.
                        5900 MOSTELLER DRIVE, SUITE 1800
                          OKLAHOMA CITY, OKLAHOMA 73112



                                December 31, 1999



Mr. John E. Telling
950 South Lagoon Lane
Mantoloking, NJ  08738

Dear John:

         This will confirm the Company's acceptance with regret of your resignation as an officer, employee and Director of the Company effective December 8, 1999. This letter together with your signature below will serve as a record of the payments which will be made to you, shall serve as a record of your equity position in the Company and shall set forth a mutual release and certain continuing obligations. This letter shall supersede your May 24, 1999 Employment Agreement and any and all other agreements between you and the Company which shall have no further force or effect.

         1. Payments. The Company will have payment obligations to you as set forth in this Section 1 in respect of the period December 9, 1999 to May 23, 2004. You will be paid as follows:

                  (a) On January 31, 2000, the amount of $31,250 (which takes into account the partial month of December 1999, payments previously made to you, and the month of January 2000);

                  (b) On February 1, 2000 and on the first (1st) day of each month thereafter until and including April 1, 2004, the amount of $20,833.33;

                  (c) On May 1, 2004, the amount of $15,456 (which takes into account the partial month of May 2004); and

                  (d) On or before January 31, 2000 and on the [FIFTEENTH
(15TH)] day of each month thereafter commencing February 15, 2000 and until and including December 15, 2000, the amount of $20,833.33.

Because you will not be an employee of the Company during the period in which these payments are made, you shall be responsible for all income and other taxes associated with such payments.


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Mr. John E. Telling
December 31, 1999
Page 2


The Company may prepay all or any portion of such payments at any time, with such payments to be credited in inverse order of maturity.

         2. Stock Ownership. You will be immediately vested in the 9099 shares of the Company's common voting stock, $0.10 par value (the "Common Stock") which were granted to you effective on May 24, 1999, representing 1% of the shares of the Company's then issued and outstanding Common Stock, on a fully diluted basis. Promptly after execution of this letter, you will receive a stock certificate representing such shares. Such certificate will contain the following restrictive legend:

                  The shares of capital stock represented by this certificate have not been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), in reliance upon an exemption from registration provided by Section 4(2) the Act, nor with any state securities regulatory authority in reliance upon particular statutory transactional exemptions. The holder shall not consummate a sale or other transfer of such shares without prior registration under the Act under any applicable state statute without first delivering to the Company an opinion of counsel to the holder, which opinion is reasonably satisfactory to the Company, to the effect that such proposed sale or transfer is exempt from the registration provisions of the Act and of all applicable state securities laws.

You will be paid on or before April 15, 2000 a bonus amount such that after your payment of all federal, state and local income taxes, self-employment taxes, or other taxes (including any interest or penalties, arising from the actions or inactions of the Company, imposed with respect thereto) (the "Income Taxes") imposed on such bonus you will retain an amount equal to the Income Taxes imposed on you by the vesting of the Common Stock. The Company hereby confirms that it has received an appraisal of the stock as of June 30, 1999 of $50 per share. You will provide the Company's designee with any information necessary to timely calculate such bonus.

         3. Stock Options. The Company hereby confirms that you were granted a non-qualified option (the "Option") to acquire from the Company unauthorized but unissued shares of its Common Stock in an aggregate number equal to three percent (3%) of the shares of Common Stock issued and outstanding on May 24, 1999, inclusive of all shares of Common Stock then reserved for future issuance upon the complete exercise of then outstanding option, warrant or rights grants (including the option granted to you as referenced in this Section) provided that if at the time of such intended issuance the Company constitutes a subsidiary of another corporation or its corporate existence has been terminated as a result of its merger into or consolidation with another corporation, then Executive shall receive certificates representing an identical ownership in the ultimate parent of the Company or the survivor of any such merger or consolidation or, if no such parent shall then exist, then the survivor of the merger or consolidation. The Option


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Mr. John E. Telling
December 31, 1999
Page 3


remains in full force and effect under the terms of this letter agreement and the number of shares of Common Stock to which it relates is agreed to be 27,296. The exercise price of each share the subject of the Option grant shall be Twenty-Eight Dollars and 86 cents ($28.86), and the dates upon which the Option may be exercised as to incremental portions shall be as follows:

    THE FOLLOWING PERCENTAGE                SHALL BE EXERCISABLE COMMENCING
      OF THE OPTION SHARES
               25%                                    July 1, 1999
               25%                                    July 1, 2000
               25%                                    July 1, 2001
               25%                                    July 1, 2002

and each exercise right shall continue in force for a period of five (5) years following its commencement. Further, on the date of any sale of all or substantially all of the Company's assets or any merger, consolidation or other combination transaction as the result of which the Company is not the surviving entity (other than any merger effected for the principal purpose of reincorporation in another jurisdiction or for another purpose not resulting in at least a thirty percent (30%) change in the ultimate beneficial ownership of the Company), you (or in the case of your legal incapacity, your legal representative(s)) shall also be entitled to exercise the Option as to all Option shares then otherwise ineligible for exercise (except those for which the exercise period has expired), and within the six (6) month period following your death, your representative or beneficiaries shall be entitled to exercise the Option as to one half of all shares which would otherwise be ineligible for acquisition as of the date of your death (except those for which the exercise period has expired). The Option is not transferable other than by will or the laws of descent and distribution. Except as set forth above the Option may only be exercised by you during your lifetime. The Option may not be transferred, assigned, pledged, hypothecated, or otherwise disposed of during your lifetime, whether by operation of law or otherwise, and is not subject to execution, attachment or similar process. Any attempt to transfer, assignment, pledge, hypothecation, or other disposition of this Option contrary to the provisions hereof, and the levy of an attachment or similar process upon the Option, shall be null and void. The Company shall have the right to terminate the Option in the event of such a transfer, assignment, pledge, hypothecation, or other disposition, or levy of attachment or similar process, by notice to that affect to the executive, provided, however, the termination of the Option shall prejudice any rights or remedies which the Company may have under this agreement or otherwise.

         4. Mutual Release. In consideration of the promises and covenants set forth in this agreement:

             4.1 The Company's Release. The Company hereby releases and forever discharges you and each of your legal representatives, heirs, beneficiaries and assigns from and against any and all claims, losses, liabilities, obligations, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (whether known or unknown, foreseen or unforeseen, liquidated or contingent, currently existing or arising in the future), arising from any

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Mr. John E. Telling
December 31, 1999
Page 4


act, omission, event, conduct or transaction having occurred on or before the date of this agreement.

             4.2 Your Release. You hereby release and forever discharge the Company and its trustees, officers, employees, agents, counsel, subsidiaries, affiliates, successors and assigns from and against any and all claims, losses, liabilities, obligations, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (whether known or unknown, foreseen or unforeseen, liquidated or contingent, currently existing or arising in the future, and including under any applicable federal, state, or local labor, contract, tort or anti-discrimination laws, or any claims for violations of public policy, or for emotional distress), arising from any act, omission, event, conduct or transaction having occurred on or before the date of this agreement. Without limiting the generality of the foregoing, the Company shall have no further obligation to you for any insurance or other employee benefit.

         5. OWBPA Compliance. With respect to the waiver of your rights under the Age Discrimination in Employment Act and the Older Worker's Benefit Protection Act, you expressly acknowledge that you have up to 21 days from the receipt of this agreement to review and consider this agreement. By signing this letter agreement, you acknowledge that you have used as much of this 21 day period as you needed. You understand that you may revoke this agreement within 7 days after you have signed it, and that the letter agreement will not become effective or enforceable until the 7 day revocation period has expired. Revocation must be made by delivering a written notice of revocation to Company counsel no later than the close of business on the seventh day after you sign this agreement.

         6. Confidentiality. During the Term, you will not disclose or use any Confidential Information other than as specifically requested by the Company in writing; and you agree to take all reasonable precautions to prevent inadvertent disclosure or use of Confidential Information. For purposes of this agreement, "Confidential Information" is defined as: the existence and terms of this agreement, the Company's business strategy, sales, sales volume, sales methods, sales proposals; customers and prospective customers, identity of customers and prospective customers, identity of key purchasing personnel in the employ of customers and prospective customers; amount or kind of customer purchases from the Company, its sources of supply; the Company computer programs, systems documentation, special hardware, product hardware, related software development, the Company manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions; or other confidential or proprietary information belonging to the Company or relating to the Company's affairs. Confidential Information does not, however, include the general skills and experience gained during your employment with the Company, or information publicly available through no fault of yours, or information generally known within the industries in which the Company competes. You agree that the Confidential Information is the property of the Company; the use, misappropriation, or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to the Company; and it is essential to the protection of the Company's good will and to the maintenance of the Company's competitive position that the Confidential Information be kept


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Mr. John E. Telling
December 31, 1999
Page 5


secret and that you not disclose the Confidential Information to others or use the Confidential Information to your own advantage or to the advantage of others. You will promptly deliver to the Company all software programs, questionnaires, files, manuals, letters, notes, notebooks, reports, customer lists, and all other material containing Confidential Information which are in your possession or under your control.

         7. Noncompetition.

                  (a) Basic Obligation. You will not Compete with the Company (as hereinafter defined) for a period of time equal to the period of time in respect of which the Company is obligated to make payment under Section 1 of this agreement (the "Term").

                  (b) Definition of "Compete with the Company." For the purposes of this Section 7, the term "Compete with the Company" means action by you in the continental United States, direct or indirect, for your own account or for the account of others, either as an officer, director, stockholder, owner, partner, member, promoter, employee, consultant, advisor, agent, manager, creditor or in any other capacity, resulting in your having any pecuniary interest, legal or equitable ownership, or other financial or non-financial interest, in (i) any corporation, business trust, partnership, limited liability company, proprietorship or other business or professional enterprise (each an, "Entity") that owns, operates or is affiliated with the following Internet-related businesses or services, or any successor or assignee of such Internet-related business or service: ilord.net, afo.net, World Christian Online, The-word.net/ACFI.net, Agape Information Systems, Honorguard.net, True Vine Online, i connect.com, Crosswalk.com, ichristian.com, Family Connect, Safeplace.net, paxway, Internet 4 Families, Parable.com, beliefnet, Inc., RUAGB.com, evesta.com, iExalt, Inc., ibelieve.com, This.com, Family Click.com, Rated G, Mayberry USA, OnePlace.com, LTI Net, PureVision.com, PromiseVision, Clearsail.com, Clean Web, Safe Connect, or Integrity Online.com; or (ii) any Entity that provides (aa) long-distance telephone services, or (bb) any other telecommunications product or telecommunications service now or hereafter offered or sold by the Company during the Term of this agreement or any product or service similar to, competitive with, or intended to compete with any such product or service; provided, however, that subsection (ii)(bb) shall not apply to an entity which provides Internet access or operates an Internet portal. Notwithstanding the foregoing, the term "Compete with the Company" shall not include ownership (without any other relationship) of less than a 5% interest in any publicly-held corporation or substantially your current role with Hebron Communications Corporation.

                  (c) Reasonableness of Scope and Duration. You acknowledge that the covenants contained herein are reasonable as to geographic and temporal scope.

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Mr. John E. Telling
December 31, 1999
Page 6


         8. Non-Solicitation. During the Term of this agreement plus a period of two (2) years, you will not without prior consent of the Company, directly or indirectly or on your own account, or as agent, employee, partner, stockholder or otherwise, solicit, sell to or contract, with a view to selling any long-distance services or any other product or service offered or sold by the Company at any time during the Term of this agreement or any product or service similar to, competitive with, or intended to compete with any such product or service, to any person, firm or corporation from whom you or any person under your supervision solicited any order or to whom you or any person under your supervision sold any product or service or otherwise dealt with on behalf of the Company, or any account that is on the Company's customer listing at any time during your employment with the Company, or hire, seek to hire, induce, solicit or cause to be solicited any employee of the Company, directly or indirectly, on your own behalf or on behalf of another employer. These provisions shall be in addition to and not in derogation of the provisions in Section 7 above.

         9. Remedies. You acknowledge that the Confidential Information which is the subject of this agreement is valuable and unique and constitutes information proprietary to the Company; that your breach or attempted breach of any provision of Sections 6 through 8 would cause irreparable harm to the Company not compensable in monetary damages; that the Company's remedy at law for any such breach would be inadequate; and that, in addition to any other remedy, the Company shall be entitled to temporary and permanent injunctive relief to enjoin an actual or threatened breach of such provisions without being required to prove damages or furnish any bond or other security.

         10. Arbitration. In the event of any dispute between the parties under or relating to this letter agreement, such dispute shall be submitted to and settled by arbitration in Oklahoma County, Oklahoma, in accordance with the rules and regulations of the American Arbitration Association then in effect. The arbitrator(s) shall have the right and authority to determine how their award or decision as to each issue and matter in dispute may be implemented or enforced. Any decision or award shall be final and conclusive on the parties; there shall be no appeal therefrom other than for claimed bias, fraud or misconduct by the arbitrator(s); judgment upon any award or decision may be entered in any court of competent jurisdiction in the State of Oklahoma or elsewhere; and the parties hereto consent to the application by any party in interest to any court of competent jurisdiction for confirmation or enforcement of such award. The party against whom a decision is made shall pay the fees of the American Arbitration Association. Notwithstanding the foregoing, the Company, at its sole option shall be entitled to enforce its rights, as contemplated by Section 9 hereof, to injunctive and other equitable relief in the event of a breach of Section 6, 7 or 8, thereof, either by arbitration pursuant to this Section 10, or directly in any court of competent jurisdiction.

         11. Advice of Counsel. You acknowledge that the Company has expressly advised you to seek the advice of an attorney before signing this agreement and that you have had adequate time to do so.

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Mr. John E. Telling
December 31, 1999
Page 7


         12. Miscellaneous Provisions.

                  a. Notice. All notices, consents, approvals, joinders, waivers and other communications required or permitted under this letter agreement (each a "Communication") shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section), commercial courier or United States Postal Service overnight delivery service, or, deposited with the United States Postal Service and mailed by first class, registered or certified mail, postage prepaid, if to the Company to the attention of its chief executive officer or chairman of its board of directors (except as otherwise provided in Section 5 of this letter agreement), and if to either party in care of the address set forth in the preamble hereto, or to such other address as either shall have provided notice to the other in the manner herein permitted. Each such Communication shall be deemed given upon the earlier to occur of (i) actual receipt by the party to whom such Communication is directed; (ii) if sent by facsimile machine, on the date (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such Communication is directed) such Communication is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Eastern Time and, if sent after 5:00 p.m. Eastern Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such Communication is directed) after which such Communication is sent (subject in each case to the above-referenced confirmation copy being timely furnished); (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such Communication is directed) following the date the same is deposited with the commercial carrier if sent by commercial overnight delivery service; or (iv) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such Communication is directed) following deposit thereof with the United States Postal Service as aforesaid. Each party, by notice duly given in accordance therewith may specify a different address for the giving of any Communication hereunder.

                  b. Assignability. The Company may assign this letter agreement to, and only to, an entity owned more than 50% by the Company (directly or indirectly), and which acquired all or substantially all of the Company's business, and upon such assignment this letter agreement shall inure to the benefit of and be binding upon such entity. Neither this letter agreement nor any right or interest hereunder shall be assignable by you but shall inure to the benefit of and be binding upon your legal representatives and beneficiaries.

                  c. Entire Agreement. This letter agreement, and any other document referenced herein, constitute the entire understanding of the parties hereto with respect to the subject matter hereof, and supersedes in its entirety the Employment Agreement. No amendment, modification or alteration of the terms hereof shall be binding unless the same be in writing dated subsequent to the date hereof and duly approved and executed by each of the parties hereto.

                  d. Enforceability. If any term or condition of this letter agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of this letter

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Mr. John E. Telling
December 31, 1999
Page 8


agreement, and such term or condition except to such extent or in such application, shall not be affected thereby and each and every term and condition of this letter agreement shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

                  e. Governing Law. This letter agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Oklahoma. Venue shall be deemed located in Oklahoma County, Oklahoma.

                  f. Counterparts. This letter agreement may be executed by any number of counterparts, and by means of facsimile signatures, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

                  g. Binding Effect. Each of the provisions and agreements herein contained shall be binding upon and inure to the benefit of the personal representatives, devisees, heirs, successors, transferees and assigns of the respective parties hereto.

                  h. Legal Fees and Costs. If a legal action is initiated by any party to this letter agreement against another, arising out of or relating to the alleged performance or non-performance of any right or obligation established hereunder, or any dispute concerning the same, any and all fees, costs and expenses reasonably incurred by each successful party or his or its legal counsel in investigating, preparing for, prosecuting, defending against, or providing evidence, producing documents or taking any other action in respect of such action shall be the joint and several obligation of and shall be paid or reimbursed by the unsuccessful party(ies).

                  i. Adjustments. In the event of any change in the Common Stock by reason of a stock dividend, forward or reverse stock split, recapitalization, entity merger, consolidation or other combination, exchange of shares with another corporation, or a substantially similar event which dilutes the value of or otherwise adversely affects the Common Stock or your ability to exercise the Option in accordance with the terms of this letter agreement (each a "Corporate Finance Transaction"), the number of shares made the subject of the Option and the price at which each share is subject to purchase by you shall be adjusted appropriately to insure that you will obtain substantially the economic opportunity represented by the Option. Moreover, the Company shall notify you promptly following its approval of a Corporate Finance Transaction, and provide you with any reasonably available opportunity to effect an exercise of the Option within whatever period of time then precedes the scheduled consummation of such Transaction.



                            [SIGNATURE PAGE FOLLOWS]


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Mr. John E. Telling
December 31, 1999
Page 9


         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this letter agreement as of the dates written below, and hereby represent that they are duly authorized to do so.


                                     AMERIVISION COMMUNICATIONS, INC.



                                     /s/ Stephen D. Halliday
                                     -------------------------------------------
                                     Stephen D. Halliday
                                     President and CEO


ACKNOWLEDGED AND AGREED



/s/ John E. Telling
------------------------------
John E. Telling

Date:  January 26, 2000